Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

January 25, 2019

Via Regular Mail and Email (Rgrove@arrowmarkpartners.com)

ArrowMark Colorado Holdings, LLC

100 Fillmore Street, Suite 325

Denver, CO 80206

Attention: Rick Grove

Dear Mr. Grove:

I am responding to your request that ArrowMark Colorado Holdings, LLC and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “ArrowMark”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered ArrowMark’s request to acquire beneficial ownership in excess of 4.9% of the Company’s outstanding shares of common stock, and has determined to approve ArrowMark’s request to increase its current beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to ArrowMark: (i) not increasing such beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock; (ii) remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G; and (iii) increasing such beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock, if at all, on or before the twelve month anniversary of the date of this letter.

Please note that in the event that ArrowMark increases its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock and then subsequently reduces its beneficial ownership to below 4.9%, the approval granted pursuant to this letter shall immediately terminate and ArrowMark would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 4.9% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Aaron J. Kuehne
	Name:	Aaron J. Kuehne
	Title:	Chief Administrative Officer and Chief
Financial Officer

Accepted and Agreed to

as of the Date First Set Forth Above:

ArrowMark COLORADO HOLDINGS, LLC

By: /s/ Rick Grove

Name: Rick Grove

Title: Chief Operating Officer